Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 6, 2021,

among

CABOT CORPORATION
and Certain of its Subsidiaries,

as Borrowers,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Lead Left Bookrunner and Administrative Agent
___________________________

JPMORGAN CHASE BANK, N.A., and
CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,

CITIBANK, N.A.,
as Syndication Agent

MIZUHO BANK, LTD.,
TD SECURITIES (USA) LLC
BANK OF AMERICA, N.A. and

U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Co-Documentation Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agent

and

J.P. MORGAN SECURITIES LLC and

MIZUHO BANK, LTD.,
as Co-Sustainability Structuring Agents

US-DOCS\124781038.7

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-ii-

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SCHEDULES:

Schedule 1.01 – Sustainability Table and Sustainability Pricing Adjustments

Schedule 2.01 – Commitments

Schedule 2.23 – Designated Borrowers

Schedule 6.01 – Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of U.S. Tax Compliance Certificates

Exhibit C – Form of Designated Borrower Request and Assumption Agreement

Exhibit D – Form of Designated Borrower Notice

Exhibit E – Form of Compliance Certificate

Exhibit F – Form of Increasing Lender Supplement – Existing Lender

Exhibit G – Form of Augmenting Lender Supplement – New Lender

Exhibit H – Form of Pricing Certificate

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CREDIT AGREEMENT (this “Agreement”) dated as of August 6, 2021, among CABOT CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.23 (each, a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition”, by any Person, means the acquisition by such Person (other than a transaction that would be classified as a capital expenditure in accordance with GAAP), in a single transaction or in a series of related transactions, of all or any substantial portion (constituting a separate business unit) of the assets of another Person or at least a majority of the Equity Interests with ordinary voting power of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning assigned to such term in Section 10.14.

“Adjusted AUD Rate” means, with respect to any Eurocurrency Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted CDOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) the CDOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted SIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Singapore Dollars for any Interest Period, an interest rate per annum equal to (a) the SIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted TIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Japanese Yen for any Interest Period, an interest rate per annum equal to (a) the TIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its subsidiaries and Affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to it in Section 10.01(d)(iii).

“Agreed Currencies” means (a) U.S. Dollars, (b) Euro, (c) Pounds Sterling, (d) Swiss Francs, (e) Australian Dollars, (f) Japanese Yen, (g) Canadian Dollars, (h) Singapore Dollars and (i) any other Foreign Currency acceptable to all of the Lenders and the Issuing Banks.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day but shall otherwise be calculated in accordance with the definition of “LIBO Rate”, subject to the interest rate floors set forth therein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 10.06(b).

“Applicable Foreign Obligor Documents” has the meaning assigned to such term in Section 3.12(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margins” means the “Eurocurrency/RFR/CBR Spread” per annum rate levels at each Tier under such heading and the “ABR/Canadian Prime Rate Spread” per annum rate levels at each Tier under such heading, in each case as set forth in the table contained in the definition of “Applicable Rate”.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure then in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurocurrency Loan, Canadian Prime Rate Loan, RFR Loan, CBR Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Rate Spread”, “Eurocurrency/RFR/CBR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Tier	Ratings	Eurocurrency/RFR/ CBR Spread	ABR/Canadian Prime Rate Spread	Facility Fee Rate
I	≥ A2 / A	0.680%	0%	0.070%
II	< A2 / A and ≥ A3 / A-	0.900%	0%	0.100%
III	< A3 / A- and ≥ Baa1 / BBB+	1.000%	0%	0.125%
IV	< Baa1 / BBB+ and ≥ Baa2 / BBB	1.100%	0.100%	0.150%
V	≤ Baa3 / BBB-	1.200%	0.200%	0.175%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating equivalent to the Moody’s or S&P, as applicable, rating then in effect (unless the absence of any such rating is due to the termination of the ratings engagement by the Company with Moody’s or S&P, as applicable, in which case, the applicable rating shall be deemed to be Tier V); (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Tiers, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Tiers lower than the other, in which case the Applicable Rate shall be determined by reference to the Tier next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

It is hereby understood and agreed that (a) the Facility Fee Rate shall be adjusted from time to time based upon the Sustainability Fee Adjustment (as defined and to be calculated and applied as set forth in Schedule 1.01) and (b) the Applicable Margins shall be adjusted from time to time based upon the Sustainability Margin Adjustment (as defined and to be calculated and applied as set forth in Schedule 1.01); provided that in no event shall any of the Facility Rate or any Applicable Margin be less than 0% per annum.

“Applicant Borrower” has the meaning assigned to such term in Section 2.23(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, (i) JPMorgan Chase Bank, N.A. and Citibank, N.A., in their capacity as Joint Lead Arrangers and Joint Bookrunners, and (ii) Mizuho Bank, Ltd., TD Securities (USA) LLC, Bank of America, N.A. and U.S. Bank National Association, in their capacity as Joint Lead Arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“AUD Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Australian Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period (for which the AUD Screen Rate is available for Australian Dollars) that is shorter than the Impacted AUD Rate Interest Period; and (b) the AUD Screen Rate for the shortest period (for which the AUD Screen Rate is available for Australian Dollars) that exceeds the Impacted AUD Rate Interest Period, in each case, at such time; provided that if any AUD Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“AUD Rate” means, with respect to any Eurocurrency Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period; provided that if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Rate Interest Period”) with respect to Australian Dollars then the AUD Rate shall be the AUD Interpolated Rate.

“AUD Screen Rate” means, for any day and time, for any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).  If the AUD Screen Rate as so determined would be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Augmenting Lender” has the meaning assigned to such term in Section 2.21(a).

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BBSY” has the meaning assigned to such term in Section 1.07.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Eurocurrency Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent after consultation with the Company for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)	in the case of any Loan denominated in U.S. Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)	in the case of any Loan denominated in U.S. Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Company shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other U.S. Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion after consultation with the Company.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, after consultation with the Company, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, after consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3)	in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to Section 2.14(c); or
(4)

in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” each has the meaning assigned to such term in the preamble.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Lender to the Company and the Administrative Agent.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Company, for itself or on behalf of a Designated Borrower, for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (i) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (ii) in relation to Loans denominated in Japanese Yen and in relation to the calculation or computation of TIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (iii) in relation to Loans denominated in Euro and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (iv) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CDOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Canada, (v) in relation to Loans denominated in Australian Dollars and in relation to the calculation or computation of BBSY, any day (other than a Saturday or a Sunday) on which banks are open for business in Sydney, Australia, (vi) in relation to Loans denominated in Singapore Dollars and in relation to the calculation or computation of SIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London or (vii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Canadian Borrower” means any Borrower that is organized under the laws of Canada or any province thereof.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Canadian Prime Rate Loan” means a Loan which bears interest at the Canadian Prime Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” of any Person means cash equivalents as classified or accounted for as cash equivalents on the balance sheet of such Person in accordance with GAAP.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CDOR” has the meaning assigned to such term in Section 1.07.

“CDOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the CDOR Screen Rate for the longest period (for which the CDOR Screen Rate is available for Canadian Dollars) that is shorter than the Impacted CDOR Rate Interest Period; and (b) the CDOR Screen Rate for the shortest period (for which the CDOR Screen Rate is available for Canadian Dollars) that exceeds the Impacted CDOR Rate Interest Period, in each case, at such time; provided that, if any CDOR Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“CDOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto time, on the first day of such Interest Period; provided that, if the CDOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted CDOR Rate Interest Period”) with respect to Canadian Dollars then the CDOR Rate shall be the CDOR Interpolated Rate.

“CDOR Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars and for any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up).  If the CDOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, (d) Japanese Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time and (e) any other Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of SONIA for the five (5) most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five (5) RFR Business Days) minus (y) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period,

(b) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of SARON for the five (5) most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest SARON applicable during such period of five (5) RFR Business Days) minus (y) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period,

(c) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of the EURIBO Rate for the five (5) most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Rate applicable during such period of five (5) Business Days) minus (y) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period,

(d) Japanese Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of the TIBO Rate for the five (5) most recent Business Days preceding such day for which the TIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest

TIBO Rate applicable during such period of five (5) Business Days) minus (y) the Central Bank Rate in respect of Japanese Yen in effect on the last Business Day in such period,

(e) Canadian Dollars, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of the CDOR Rate for the five (5) most recent Business Days preceding such day for which the CDOR Screen Rate was available (excluding, from such averaging, the highest and the lowest CDOR Rate applicable during such period of five (5) Business Days) minus (y) the Central Bank Rate in respect of Canadian Dollars in effect on the last Business Day in such period,

(f) Australian Dollars, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of the AUD Rate for the five (5) most recent Business Days preceding such day for which the AUD Screen Rate was available (excluding, from such averaging, the highest and the lowest AUD Rate applicable during such period of five (5) Business Days) minus (y) the Central Bank Rate in respect of Australian Dollars in effect on the last Business Day in such period,

(g) Singapore Dollars, a rate equal to the difference (which may be a positive or negative value or zero) of (x) the average of the SIBO Rate for the five (5) most recent Business Days preceding such day for which the SIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest SIBO Rate applicable during such period of five (5) Business Days) minus (y) the Central Bank Rate in respect of Singapore Dollars in effect on the last Business Day in such period, and

(h) any other Foreign Currency, an adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each Relevant Rate on any day shall be based on the Relevant Screen Rate in respect of such Relevant Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month (or, in the event the applicable Relevant Screen Rate for deposits in the applicable Foreign Currency is not available for such maturity of one month, shall be based on the Relevant Interpolated Rate for such Foreign Currency as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Change in Control” means an event or series of events by which:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding members of the Cabot family, any employee benefit plan of the Company or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)

during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means (a) the adoption of or taking effect of any law, rule, regulation, or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or by any applicable lending office of such Lender or the Issuing Bank) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case under Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, and (c) increased from time to time pursuant to Section 2.21.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Communications” has the meaning assigned to such term in Section 10.01(d)(iii).

“Company” has the meaning assigned to such term in the preamble.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Company and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus (a) without duplication, to the extent deducted from revenues in determining such Consolidated Net Income, (i) interest expense (including capitalized interest, premium payments, debt discount, fees, charges and related expenses in connection with all Indebtedness, including for the deferred purchase price of assets and services, and fees and charges incurred under any Securitization Transactions), (ii) the provision for federal, state, local, foreign or other income taxes payable, (iii) depreciation expense, (iv) amortization expense, (v) non-cash stock-based compensation expense, (vi) any extraordinary, unusual or non-recurring expenses, losses and charges, including (A) impairment charges, (B) any restructuring charges or restructuring reversals, (C) any loss from the sales of assets outside the ordinary course of business, (D) costs related to acquisitions and dispositions, including transaction costs (whether or not the transaction is consummated), charges for the sale of inventories revalued at the date of acquisition and in-process research and development acquired, and the amortization of acquisition-related intangible assets, and (E) amortization or write-off of debt discount and debt issuance costs and commissions, discounts, debt refinancing costs and commissions and other fees and charges associated with Indebtedness, and (vii) other non-cash charges and expenses, minus (b) to the extent included in such Consolidated Net Income, (i) all non-cash income or gains, (ii) interest income, (iii) any extraordinary, unusual or non-recurring income or gains (including any gain from the sales of assets outside of the ordinary course of business), and (iv) income tax credits (to the extent not netted from income tax expense), all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made a Permitted Acquisition or sale of any business or Subsidiary permitted hereunder, Consolidated EBITDA for such period shall be calculated after giving effect to such Permitted Acquisition (and all associated Indebtedness) or such sale of any business or Subsidiary on a Pro Forma Basis as if such Permitted Acquisition or sale of any business or Subsidiary occurred on the first day of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Consolidated Total Debt as of such date minus (ii) Liquidity as of such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Consolidated Tangible Net Worth” means, as of any date, (i) the consolidated stockholders’ equity of the Company as of such date (calculated excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement Nos. 52 and 133), minus (ii) to the extent reflected in determining such consolidated stockholders’ equity as of such date, the amount of Intangible Assets of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount as of such date of all Indebtedness of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Total Tangible Assets” means the aggregate amount of all assets of the Company and its Subsidiaries on a consolidated basis other than Intangible Assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Sustainability Structuring Agent” means each of J.P. Morgan Securities LLC and Mizuho Bank, Ltd, in its capacity as a Co-Sustainability Structuring Agent in connection with the credit facility provided hereunder.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.17.

“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lenders or any other Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is five (5) Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (ii) Swiss Francs, SARON for the day that is five (5) Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (b) 0%.  Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent, after consultation with the Company, may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days after the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of a (A) Bankruptcy Event or (B) a Bail-In Action.

“Designated Borrower” has the meaning assigned to such term in the preamble.

“Designated Borrower Notice” has the meaning assigned to such term in Section 2.23(b).

“Designated Borrower Request and Assumption Agreement” has the meaning assigned to such term in Section 2.23(b).

“Disclosed Litigation” has the meaning assigned to such term in Section 3.05(a).

“Dollar Amount” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of U.S. Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. Dollars as reasonably determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as reasonably determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States of America.

“Early Opt-in Election” means, if the then current Benchmark with respect to U.S. Dollars is the LIBO Rate, the occurrence of:

(1)an alternative benchmark rate being the evolving market convention that could reasonably be expected to become the prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated broadly syndicated credit facilities, and

(2)

the joint election by the Administrative Agent and the Company to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution and the protection of the environment, or the release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under subsections (b) and (c) of Section 414 of the Code (and, solely for the purposes of Section 412 of the Code, including subsections (m) and (o) of Section 414 of the Code).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Sections 412 and 431 of the Code or Sections 302 and 304 of ERISA), whether or not waived, or the determination that any Multiemployer Plan is in either “endangered status” or “critical status” (as defined in Section 432 of the Code or Section 305 of ERISA), or the failure of any Plan that is not a Multiemployer Plan to satisfy the minimum funding standards of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or the determination that any Plan that is not a Multiemployer Plan is in “at-risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA) or the imposition of any lien on any Borrower or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the withdrawal by any Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (i) the engagement by any Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (j) the engagement by any Borrower in a non-exempt “prohibited transaction” (as defined under Section 406 of ERISA or Section 4975 of the Code) or a breach of a fiduciary duty under ERISA that could reasonably be expected to result in liability to the Company or any Subsidiary; (k) notification by the IRS of the failure of any Plan (and any related trust) that is intended to be qualified under Sections 401 and 501 of the Code to be so qualified; (l) the commencement, existence or threatening of a claim, action, suit or audit or other regulatory examination with respect to any Plan, other than a routine claim for benefits; or (m) the occurrence of an event with respect to any employee benefit plan described in Section 3(2) of ERISA that results in the imposition of an excise tax or any other liability on any Borrower or of the imposition of a Lien on the assets of any Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euro and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available for Euro) that is shorter than the Impacted EURIBO Rate Interest Period; and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available for Euro) that exceeds the Impacted EURIBO Rate Interest Period, in each case, at such time; provided that, if any EURIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBO Rate Interest Period”) with respect to Euro then the EURIBO Rate shall be the EURIBO Interpolated Rate.

“EURIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Euro and for any Interest Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for Euro for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.  If the EURIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR” has the meaning assigned to such term in Section 1.07.

“Euro” or “€” means the single currency of the participating member states of the European Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Relevant Adjusted Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to each Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 25, 2015, by and among the Company, the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Termination Date” has the meaning assigned to such term in Section 2.24(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States of America, (ii) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (iii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or UK withholding Taxes (excluding, in the case of United Kingdom withholding Taxes, (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) that are or would be required to be withheld on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g), and (d) any withholding Taxes imposed under FATCA.

“Extending Lender” has the meaning assigned to such term in Section 2.24(a).

“Facility Fee Rate” means the “Facility Fee Rate” per annum rate levels at each Tier under such heading as set forth in the table contained in the definition of “Applicable Rate”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.07.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, principal accounting officer, treasurer or controller of such Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate, the EURIBO Rate, the TIBO Rate, the CDOR Rate, the AUD Rate, the SIBO Rate, or each Daily Simple RFR, as applicable.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means a Designated Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied, or if the Company adopts the International Financial Reporting Standards (“IFRS”), IFRS, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC DT Treaty Passport Scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Impacted AUD Rate Interest Period” has the meaning assigned to such term in the definition of “AUD Rate”.

“Impacted CDOR Rate Interest Period” has the meaning assigned to such term in the definition of “CDOR Rate”.

“Impacted EURIBO Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBO Rate”.

“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Impacted SIBO Rate Interest Period” has the meaning assigned to such term in the definition of “SIBO Rate”.

“Impacted TIBO Interest Period” has the meaning assigned to such term in the definition of “TIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and payable in accordance with customary practices), (e) all Indebtedness (excluding prepaid interest thereon) of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse, (f) all Guarantees by such Person of Indebtedness of another Person, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person arising under letters of credit, letters of guaranty, bankers’ acceptances and similar instruments (other than (i) commercial letters of credit issued in the ordinary course of business to the extent there is no overdue reimbursement obligation in respect thereof, (ii) solely for purposes of calculating the Consolidated Net Leverage Ratio, standby letters of credit and letters of guaranty issued in the ordinary course of business to the extent there is no overdue reimbursement obligation in respect thereof, and (iii) endorser liability with respect to bankers’ acceptances received by such Person as payment for goods or services in the ordinary course of business, so long as such Person is not the account party or drawer of the underlying draft), and (i) the outstanding principal amount of any Securitization Transaction of such Person, after taking into account reserve accounts.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or any Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than a Subsidiary that is a Designated Borrower or guarantor of the Obligations) or subject to any other credit enhancement.

“Ineligible Assignee” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) any Borrower or any Affiliate or Subsidiary of a Borrower, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or a relative thereof; provided that such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Intangible Assets” means the amount of all unamortized debt discount and expense, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other assets treated as intangible assets under GAAP (but not in any event including deferred taxes).

“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(f) shall be available for specification in such Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or guaranty of any obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Citibank, N.A., and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of, and with respect to, all Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank, may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the relevant Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.21 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.  The initial aggregate amount of the Letter of Credit Commitment is $75,000,000.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for U.S. Dollars) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for U.S. Dollars) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to U.S. Dollars then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in Section 1.07.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means at any time, the lesser of (i) the amount of unrestricted and unencumbered (other than Permitted Encumbrances) cash and Cash Equivalents of the Company and its Subsidiaries at such time and (ii) $150,000,000.

“Loan Documents” means, collectively, this Agreement, each promissory note delivered pursuant to this Agreement, any Letter of Credit applications and any agreements between any Borrower and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between any Borrower and such Issuing Bank in connection with the issuance of Letters of Credit, and any other agreements, instruments, documents and certificates executed by or on behalf of any Borrower and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder, including any amendments, modifications or supplements thereto or waivers thereof.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency, local time (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Material Acquisition” means any Permitted Acquisition where the aggregate cash consideration exceeds $500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any material provision of any Loan Document or the rights or remedies of the Credit Parties thereunder.

“Maturity Date” means August 6, 2026 (the fifth anniversary of the Effective Date), as the same may be extended pursuant to Section 2.24; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(d).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.24(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any debtor relief laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Benchmark Rate Election” means, with respect to any Loan denominated in U.S. Dollars, if the then-current Benchmark is the LIBO Rate or Daily Simple SOFR, the occurrence of:

(a) a request by the Company to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Company, U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate or Daily Simple SOFR, as applicable, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Company jointly elect to trigger a fallback from the LIBO Rate or Daily Simple SOFR, as applicable, and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Payment” has the meaning assigned to such term in Section 10.19(a).

“Payment Notice” has the meaning assigned to such term in Section 10.19(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Company or any Subsidiary that satisfies the following conditions:

(a)	in the case of an Acquisition of the Equity Interests of any Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and
(b)

(i) no Default shall exist and be continuing immediately before or immediately after giving effect thereto, (ii) the representations and warranties made by the Borrowers in any Loan Document (other than the representations and warranties contained in Sections 3.04(b), 3.05 and 3.09) shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date of such Acquisition (after giving effect thereto), and (iii) in the case of an Acquisition of any Person where the aggregate cash consideration exceeds $200,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Borrowers would be in compliance with the Consolidated Net Leverage Ratio covenant set forth in Section 6.05 as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to Section 5.01(a) or (b).

“Permitted Encumbrances” means:

(a)	Liens imposed by law (other than Liens imposed under ERISA) for Taxes that are not yet due or are being contested in compliance with Section 5.04(a);
(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessors’ and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04(a);

(c)

pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed under ERISA);

(d)

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (j) of Article VII; and
(f)

easements, zoning restrictions, rights-of-way and similar encumbrances affecting real property that do not secure any substantial amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the applicable Person;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means (i) cash and Cash Equivalents and (ii) any Investment by the Company or any Subsidiary that satisfies the following conditions:  (a) no Default shall exist and be continuing immediately before or immediately after giving effect thereto, (b) the representations and warranties made by the Borrowers in any Loan Document (other than the representations and warranties contained in Sections 3.04(b), 3.05 and 3.09) shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date of such Investment (after giving effect thereto), and (c) in the case of an Investment in any Person (other than the Company or any of its Subsidiaries) where the aggregate amount of such Investment exceeds $200,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such Investment on a Pro Forma Basis, the Borrowers would be in compliance with the Consolidated Net Leverage Ratio covenant set forth in Section 6.05 as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to Section 5.01(a) or (b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to it in Section 10.01(d)(i).

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, for purposes of calculating the Consolidated Net Leverage Ratio covenant set forth in Section 6.05, that any Acquisition, Investment or any sale of any business or Subsidiary shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such transaction for which the Company has delivered financial statements pursuant to Section 5.01(a) or (b).  In connection with the foregoing, (a) income statement items (whether positive or negative) attributable to the Person or property acquired, or business or Subsidiary sold, shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (ii) such items are supported by audited financial statements or other information reasonably satisfactory to the Administrative Agent and (b) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.17.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries ending on such date.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the LIBO Rate, 11:00 a.m., London time, on the day that is two (2) London banking days preceding the date of such setting, (ii) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time two (2) TARGET Days preceding the date of such setting, (iii) if such Benchmark is TIBO Rate, 11:00 a.m. Japan time two (2) Business Days preceding the date of such setting, (iv) if the RFR for such Benchmark is SONIA, then five (5) Business Days prior to such setting, (v) if the RFR for such Benchmark is SARON, then five (5) Business Days prior to such setting or (vi) if such Benchmark is none of the LIBO Rate, the EURIBO Rate, the TIBO Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion after consultation with the Company.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Adjusted Rate” means (i) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars, the Adjusted LIBO Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the Adjusted EURIBO Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Japanese Yen, the Adjusted TIBO Rate, (iv) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the Adjusted CDOR Rate, (v) with respect to any Eurocurrency Borrowing denominated in Australian Dollars, the Adjusted AUD Rate or (vi) with respect to any Eurocurrency Borrowing denominated in Singapore Dollars, the Adjusted SIBO Rate, as applicable.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Japanese Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto and (vi) with respect to a Benchmark

Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Interpolated Rate” means (i) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars, the LIBO Interpolated Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBO Interpolated Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Japanese Yen, the TIBO Interpolated Rate, (iv) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Interpolated Rate, (v) with respect to any Eurocurrency Borrowing denominated in Australian Dollars, the AUD Interpolated Rate or (vi) with respect to any Eurocurrency Borrowing denominated in Singapore Dollars, the SIBO Interpolated Rate, as applicable.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars, the LIBO Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBO Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Japanese Yen, the TIBO Rate, (iv) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Rate, (v) with respect to any Eurocurrency Borrowing denominated in Australian Dollars, the AUD Rate or (vi) with respect to any Eurocurrency Borrowing denominated in Singapore Dollars, the SIBO Rate, as applicable.

“Relevant Screen Rate” means (i) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars, the LIBO Screen Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBO Screen Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Japanese Yen, the TIBO Screen Rate, (iv) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, (v) with respect to any Eurocurrency Borrowing denominated in Australian Dollars, the AUD Screen Rate or (vi) with respect to any Eurocurrency Borrowing denominated in Singapore Dollars, the SIBOR Screen Rate, as applicable.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the Total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded. For the avoidance of doubt, assignments to any Borrower, or any Affiliate or Subsidiary of any Borrower shall not be permitted hereunder in accordance with Section 10.04(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA and (b) Swiss Francs, SARON.

“RFR Administrator” means the SONIA Administrator or the SARON Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” means Standard & Poor’s.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctionsrelated list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Company.

“SIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Singapore Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the SIBO Screen Rate for the longest period (for which the SIBO Screen Rate is available for Singapore Dollars) that is shorter than the Impacted SIBO Rate Interest Period; and (b) the SIBO Screen Rate for the shortest period (for which the SIBO Screen Rate is available for Singapore Dollars) that exceeds the Impacted SIBO Rate Interest Period, in each case, at such time; provided that if any SIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“SIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Singapore Dollars and for any Interest Period, the SIBO Screen Rate at approximately 12:00 p.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the SIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted SIBO Rate Interest Period”) with respect to Singapore Dollars then the SIBO Rate shall be the SIBO Interpolated Rate.

“SIBO Screen Rate” means, for any day and time, for any Interest Period, the rate administered by the Association of Banks in Singapore (or any other Person that takes over the administration of such rate) for Singapore Dollars with a tenor equal to such Interest Period displayed on page ABSFIX01 of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).  If the SIBOR Screen Rate as so determined would be less than zero, the SIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“SIBOR” has the meaning assigned to such term in Section 1.07.

“Significant Subsidiary” means each Domestic Subsidiary now existing or hereafter acquired or formed, and each successor thereto, with respect to which, after giving pro forma effect to such acquisition or formation, or at any other time thereafter:

(a)	the Company’s and its other Subsidiaries’ Investments in such Domestic Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries on a consolidated basis;
(b)

the Company’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Domestic Subsidiary exceeds ten percent (10%) of the total assets of the Company and its Subsidiaries on a consolidated basis; or

(c)

the Company’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Domestic Subsidiary exceeds ten percent (10%) of such income of the Company and its Subsidiaries on a consolidated basis.

“Singapore Dollars” means the lawful currency of Singapore.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the applicable Relevant Adjusted Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  Such reserve percentage shall include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Supported QFC” has the meaning assigned to it in Section 10.17.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means, as to any Lender, (a) the applicable amount set forth opposite such Lender’s name on Schedule 2.01 or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Commitment in the Register.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lenders” means, collectively, JPMorgan Chase Bank, N.A., and any Lender that assumes all or any portion of another Lender’s Swingline Commitment in accordance with Section 2.05(a)(ii), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Francs” means the lawful currency of Switzerland.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the Administrative Agent and the Company agree (which agreement of the Company shall not be unreasonably withheld or delayed) that Term SOFR has become the then-prevailing market convention or any evolving market convention that could reasonably be expected to become the prevailing market convention for U.S. dollar-denominated broadly syndicated credit facilities, (c) the administration of Term SOFR is administratively feasible for the Administrative Agent and (d) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“TIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Japanese Yen and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBO Screen Rate for the longest period (for which the TIBO Screen Rate is available for Japanese Yen) that is shorter than the Impacted TIBO Rate Interest Period; and (b) the TIBO Screen Rate for the shortest period (for which the TIBO Screen Rate is available for Japanese Yen) that exceeds the Impacted TIBO Rate Interest Period, in each case, at such time; provided that, if any TIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“TIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Japanese Yen and for any Interest Period, the TIBO Screen Rate at approximately 11:00 a.m., Japan time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the TIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBO Rate Interest Period”) with respect to Japanese Yen then the TIBO Rate shall be the TIBO Interpolated Rate.

“TIBO Screen Rate” means, for any day and time, for any Interest Period, the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of such rate) for Japanese Yen for the relevant period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion).  If the TIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“TIBOR” has the meaning assigned to such term in Section 1.07.

“Total Capitalization” means, as of any date, Consolidated Total Debt plus the consolidated stockholders’ equity of the Company and its Subsidiaries (calculated excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement Nos. 52 and 133), all as would be presented according to GAAP in a consolidated balance sheet of the Company as of such date.

“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that, clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by each Borrower of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to a Relevant Adjusted Rate, the Alternate Base Rate, the Canadian Prime Rate, the Daily Simple RFR or the Central Bank Rate.

“UK Borrower” means any Borrower (a) that is organized or formed under the laws of the United Kingdom and (b) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.17.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or an “RFR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Such amendment, regardless of whether requested by the Company or the Required Lenders, shall be negotiated in good faith by the Company, the Administrative Agent and the Lenders.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, upon such maximum amount being available to be drawn at such time.

SECTION 1.06Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07Interest Rates; LIBOR Notification.  The interest rate on a Loan denominated in an Agreed Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform.  Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change.  The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven Euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored.  There is no assurance that dates announced by the FCA will not change or that the administrator  of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published.  Each party to this agreement should consult its own advisors to stay informed of any such developments.  Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.  Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.14(b) and Section 2.14(c) provide a mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Company, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple RFR, LIBOR, EURIBOR, TIBOR, CDOR, BBSY, SIBOR or other rates in the definition of “LIBO Rate” (or “EURIBO Rate”, or “TIBO Rate”, or “CDOR Rate”, or “AUD Rate” or “SIBO Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or Section 2.14(c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the “EURIBO Rate”, or the “TIBO Rate”, or the “CDOR Rate”, or the “AUD Rate” or the “SIBO Rate”, as applicable) or have the same volume or liquidity as did LIBOR (or the Euro interbank offered rate (“EURIBOR”), or the Tokyo interbank offered rate (“TIBOR”), or the Canadian Dollar offered rate (“CDOR”), or the Bank Bill Swap Bid Rate for Australian Dollars (“BBSY”) or the Singapore interbank offered rate (“SIBOR”), as applicable) prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any RFR, Daily Simple RFR or Relevant Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

SECTION 2.01Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in, subject to Sections 2.04 and 2.11(c), (a) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Dollar Amount of the Total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02Loans and Borrowings.

(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.14, each Revolving Borrowing shall be comprised (i) in the case of Borrowings in U.S. Dollars, entirely of ABR Loans or Eurocurrency Loans, (ii) in the case of Borrowings in any other Agreed Currency, entirely of Eurocurrency Loans or RFR Loans or Canadian Prime Rate Loans, as applicable, in each case of the same Agreed Currency, as the Company may request in accordance herewith, provided that (x) ABR Loans shall be only available in U.S. Dollars and (y) Canadian Prime Rate Loans shall only be available in Canadian Dollars.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurocurrency Loan or Canadian Prime Rate Loan to any Borrower, or any Loan to a Foreign Obligor, by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, (B) in the case of a Borrowing denominated in Japanese Yen, ¥100,000,000, and (C) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that has a Dollar Amount in excess of $1,000,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, (B) in the case of a Borrowing denominated in Japanese Yen, ¥100,000,000, and (C) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that has a Dollar Amount in excess of $1,000,000.  At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate Dollar Amount that is not less than $250,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is not less than $250,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Revolving Borrowings or RFR Revolving Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telecopy of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing denominated in Pounds Sterling or Swiss Francs, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (d) in the case of an ABR Borrowing not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing and (e) in the case of or a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)	the Borrower requesting such Borrowing;
(ii)	the currency and aggregate amount of the requested Borrowing;
(iii)	the date of such Borrowing, which shall be a Business Day;
(iv)	whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Canadian Prime Rate Borrowing or an RFR Borrowing, as applicable;
(v)	in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)	the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the requested Revolving Borrowing shall be denominated in U.S. Dollars.  If no election as to the Type of Revolving Borrowing is specified, then, (A) in the case of a Borrowing denominated in U.S. Dollars, the requested Revolving Borrowing shall be an ABR Borrowing, (B) in the case of a Borrowing denominated in any Foreign Currency (other than Pounds Sterling or Swiss Francs), the requested Revolving Borrowing shall be a Eurocurrency Borrowing, and (C) in the case of a Borrowing denominated in Pounds Sterling or Swiss Francs, the requested Revolving Borrowing shall be an RFR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one (1) month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

(a)each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurocurrency Borrowing;

(b)each Canadian Prime Rate Borrowing, as of the date of such Borrowing;

(c)the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(d)all outstanding Revolving Loans and the LC Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b), (c) and (d) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which a Dollar Amount is determined on or as of such day.

SECTION 2.05Swingline Loans.

(a)Subject to the terms and conditions set forth herein, each Swingline Lender may in its sole discretion (and without any obligation to do so) make Swingline Loans in U.S. Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, (ii) the Dollar Amount of such Swingline Lender’s Revolving Credit Exposure exceeding its Commitment (such Commitment to be calculated without giving effect to any assignment of any portion of the initial Swingline Lender’s original Commitment as of the Effective Date, unless such Swingline Lender also assigns a proportional amount of its Swingline Commitment to the assignee or to another Lender with a Commitment at least equal to the Commitment amount being assigned), or (iii) the Dollar Amount of the Total Revolving Credit Exposures exceeding the total Commitments; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b)To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telecopy of a written request in a form approved by the Administrative Agent and signed by the Company, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Company.  Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment in proportion to the total Swingline Commitments of all of the Swingline Lenders) available to the Company by means of a credit to an account of the Company with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to such Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d)Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 Noon, New York City time, on a Business Day, then no later than 5:00 p.m., New York City time, on such Business Day, and if received after 12:00 Noon, New York City time, on a Business Day, then no later than 10:00 a.m., New York City Time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender.  Any amounts received by a Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(e)Any Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender.  At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f)Subject to the prior appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(e) above.

SECTION 2.06Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions so as to result in a violation of any Sanctions or (ii) in any other manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (no less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension, or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.04 and 2.11(c), (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the sum of the Dollar Amount of the Revolving Credit Exposure of each Lender shall not exceed such Lender’s Commitment, and (iii) the Dollar Amount of the Total Revolving Credit Exposures shall not exceed the total Commitments. The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(c)Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date (unless such Letter of Credit has been cash collateralized in a manner satisfactory to the Issuing Bank); provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Company and the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above (unless such Letter of Credit has been cash collateralized in a manner satisfactory to the Issuing Bank)).

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in an amount equal to such LC Disbursement not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the Company receives such notice; provided that, if such LC Disbursement is not less than a Dollar Amount of $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in the Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.  If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject a Credit Party to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by such Credit Party or (y) reimburse each LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the Dollar Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally.  Neither the Credit Parties nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans (or, if such LC Disbursement is denominated in a Foreign Currency, at the Overnight Rate for such Foreign Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans), and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the prior appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon 30 days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.06(i).

(j)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent at the written request of the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other Obligations.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.07Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in U.S. Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and (ii) in the case of Loans denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such Foreign Currency and at such Eurocurrency Payment Office; provided that

Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to (x) in the case of Loans denominated in U.S. Dollars, an account of such Borrower maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request, and (y) in the case of Loans denominated in a Foreign Currency, an account of such Borrower in the relevant jurisdiction and designated by the Company in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans, or in the case of Foreign Currencies, in accordance with relevant market practice, in each case, as applicable.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08Interest Elections.

(a)Each Revolving Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telecopy of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Notwithstanding any other provision of this Section, the Company shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available to the applicable Borrower for such Borrowing when it was made.

(c)Each written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)

the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)	whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a Canadian Prime Rate Borrowing, as applicable; and
(iv)

if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in U.S. Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.  If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in Canadian Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an Canadian Prime Rate Borrowing at the end of such Interest Period.  If the Company fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars) prior to the end of the Interest Period therefor, then, unless such Eurocurrency Borrowing is repaid as provided herein, the Company shall be deemed to have selected that such Eurocurrency Borrowing shall automatically be continued as a Eurocurrency Borrowing in its original Agreed Currency with an Interest Period of one (1) month at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, (x) each Eurocurrency Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (y) each Eurocurrency Borrowing denominated in Canadian Dollars shall be converted to an Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto and (z) each Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars) shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Eurocurrency Loans denominated in any Foreign Currency (other than Canadian Dollars) shall either be

(A) converted to an ABR Borrowing denominated in U.S. Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) at the end of the Interest Period therefor or (B) prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Borrower shall be deemed to have elected clause (A) above.

SECTION 2.09Termination and Reduction of Commitments.

(a)Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the Dollar Amount of the Total Revolving Credit Exposures would exceed the total Commitments.

(c)The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10Repayment of Loans; Evidence of Debt.

(a)(i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) the Company hereby unconditionally promises to pay to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to the Company, the Company shall repay all Swingline Loans then outstanding, and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)Subject to Section 10.04(b)(iv), the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11Prepayment of Loans.

(a)The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each prepayment shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of an ABR Revolving Borrowing, $100,000, (B) in the case of a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, $1,000,000, (C) in the case of a Eurocurrency Revolving Borrowing denominated in Japanese Yen, ¥100,000,000, and (D) in the case of a Eurocurrency Revolving Borrowing denominated in any other Foreign Currency or a Canadian Prime Rate Revolving Borrowing, the smallest amount of such Foreign Currency that has a Dollar Amount in excess of $1,000,000, and (ii) not less than (A) in the case of a Swingline Borrowing, $100,000, (B) in the case of an ABR Revolving Borrowing, $1,000,000, (C) in the case of a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, $1,000,000, (D) in the case of a Eurocurrency Revolving Borrowing denominated in Japanese Yen, ¥100,000,000, and (E) in the case of a Eurocurrency Revolving Borrowing denominated in any other Foreign Currency, or a Canadian Prime Rate Revolving Borrowing, the smallest amount of such Foreign Currency that has a Dollar Amount in excess of $1,000,000.

(b)The Company, on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Company shall notify the Swingline Lenders) by telecopy of a written notice signed by the Borrower of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in a Foreign Currency or a Canadian Prime Rate Revolving Borrowing, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of prepayment, (iii) in the case of prepayment of an RFR Borrowing denominated in Pounds Sterling or Swiss Francs, not later than 11:00 a.m., Local Time, five (5) Business Days before the date of prepayment, (iv) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (v) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and break funding payments to the extent required by Section 2.16.

(c)If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of the Total Revolving Credit Exposures (calculated, with respect to Revolving Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Revolving Loans and LC Exposure) exceeds the total Commitments or (ii) solely as a result of fluctuations in currency exchange rates, the aggregate principal Dollar Amount of the Total Revolving Credit Exposures (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the total Commitments, the Borrowers shall, in each case, immediately repay Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the Dollar Amount of the Total Revolving Credit Exposures (so calculated) to be less than or equal to the total Commitments.

SECTION 2.12Fees.

(a)The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Company agrees to pay to the Administrative Agent and the Arrangers, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon between the Company, on the one hand, and the Administrative Agent or either Arranger, on the other.

(d)All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate, and the Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the applicable Relevant Adjusted Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Rate.

(d)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All interest shall be payable in the currency in which the applicable Loan is denominated.

(f)Interest computed by reference to the LIBO Rate, the EURIBO Rate or Daily Simple RFR with respect to Swiss Francs hereunder shall be computed on the basis of a year of 360 days.  Interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling, the CDOR Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  The applicable Alternate Base Rate, Relevant Adjusted Rate, Relevant Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14Alternate Rate of Interest.

(a)Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14:

(i)if the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, that adequate and reasonable means do not exist for ascertaining the applicable Relevant Adjusted Rate or Relevant Rate (including because the applicable Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii)if the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the applicable Relevant Adjusted Rate or Relevant Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency.

then the Administrative Agent shall promptly give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing (iii) if any Borrowing Request requests a Eurocurrency Borrowing in Canadian Dollars, such Borrowing shall be made as an Canadian Prime Rate Borrowing and (iv) if any Borrowing Request requests a Eurocurrency Borrowing or an RFR Borrowing for the relevant rate above in a Foreign Currency (other than Canadian Dollars), then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Eurocurrency Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Eurocurrency Loan or a RFR Loan, then until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (1) if such Eurocurrency Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurocurrency Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day, (2) if such Eurocurrency Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurocurrency Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day, (3) if such Eurocurrency Loan is denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars, then such Eurocurrency Loan shall, on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central

Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines, in consultation with the Company, that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Eurocurrency Loans denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars shall, at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Loan, such Eurocurrency Loan denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars shall be deemed to be a Eurocurrency Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Eurocurrency Loans denominated in U.S. Dollars at such time or (4) if such RFR Loan is denominated in any Agreed Currency other than U.S. Dollars, then such RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines, in consultation with the Company, that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Company’s election, shall either (x) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (y) be prepaid in full immediately.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to U.S. Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action (other than any Benchmark Replacement Conforming Changes made pursuant to clause (d) below) or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action (other than any Benchmark Replacement Conforming Changes made pursuant to clause (d) below) or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in U.S. Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that the Administrative Agent shall deliver a copy of any such amendment to the Company for consultation at least five (5) Business Days prior to the effectiveness thereof (or such shorter period as agreed by the Company).

(e)The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or any Relevant Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion after consultation with the Company or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurocurrency Borrowing or RFR Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Company will be deemed to have converted any request for a Eurocurrency Borrowing denominated in U.S. Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) the Company will be deemed to have converted any request for a Eurocurrency Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to Canadian Prime Rate Loans or (z) any request for a Eurocurrency Borrowing or an RFR Borrowing denominated in a Foreign Currency (other than Canadian Dollars) shall be ineffective.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.  Furthermore, if any Eurocurrency Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (i) if such

Eurocurrency Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurocurrency Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day, (ii) if such Eurocurrency Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurocurrency Loan shall be converted by the Administrative Agent to, and shall constitute, an Canadian Prime Rate Loan denominated in Canadian Dollars on such day, (iii) if such Eurocurrency Loan is denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars, then such Eurocurrency Loan shall, on the last day of the Interest Period applicable to such Eurocurrency Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines, in consultation with the Company, that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Eurocurrency Loans denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars shall, at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Loan, such Eurocurrency Loan denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars shall be deemed to be a Eurocurrency Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Eurocurrency Loans denominated in U.S. Dollars at such time or (iv) if such RFR Loan is denominated in any Agreed Currency other than U.S. Dollars, then such RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines, in consultation with the Company, that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Company’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.15Increased Costs.

(a)If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the applicable Relevant Adjusted Rate) or the Issuing Bank;

(ii)

impose on any Lender or the Issuing Bank or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting any Loan Document or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)

subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes; provided, however, that Other Connection Taxes imposed specifically with respect to banks, financial institutions, or financial transactions by any national or international taxing authority shall not be treated as Excluded Taxes for purposes of this Section 2.15(a)(iii)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such

Loan (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency), then the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of any Loan Document or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16Break Funding Payments.

(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Eurocurrency Loan, other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iv) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or Section 10.02(d) or (v) the failure by the applicable Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Company shall compensate (or cause the applicable Designated Borrower to compensate) each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable Relevant Adjusted Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore market for such Agreed Currency, whether or not such Eurocurrency Loan was in fact so funded.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii)  the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.19 or Section 10.02(d) or (iv) the failure by the applicable Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Company or any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Company or the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrowers.  The Company and the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payment.  As soon as practicable after any payment of Taxes by the Company or any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrowers.  The Company and the Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.

(i)

Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in

Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that providing information required under current law shall not be considered prejudicial to the position of a Recipient).

(ii)	Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;
(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)Additional United Kingdom Withholding Tax Matters.

(i)

Subject to clause (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)

(A)A Lender which at any time (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent.

(B)Upon satisfying either clause (A) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii)

If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)	such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)	HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within sixty (60) days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(v)	Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)

Each Lender shall notify the Company and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

(vii)	If a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its lending office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, a U.K. Borrower would be obligated to make a payment to the new Lender or Lender acting through its new lending office under Section 2.17, then a new Lender or Lender acting through its new lending office is only entitled to receive payment under this Section 2.17 to the same extent as the assigning Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any Indemnified Taxes or Other Taxes paid or payable by a Recipient pursuant to Section 2.17(d) incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

(k)Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at (x) in the case of payments denominated in U.S. Dollars, its offices at 383 Madison Avenue, New York, New York, and (y) in the case of payments denominated in a Foreign Currency, its Eurocurrency Payment Office for such Foreign Currency, in each case except payments to be made directly to the Issuing Bank or Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by such Borrower hereunder in such Foreign Currency shall instead be made when due in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender becomes a Non-Extending Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and Swingline Lenders), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such

Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each party hereto agrees that (i) an assignment required pursuant to this clause (d) may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c)if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)

all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (A) to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (B) to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment, and (C) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii)

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize for the benefit of the Issuing Bank only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)

if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)

if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)

if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable under Section 2.12(a) to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)so long as such Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with clause (c) above, and (ii) Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued, amended, renewed or extended Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Company, each Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21Expansion Option.

(a)The Company may from time to time, but not more than five (5) times during the term of this Agreement, elect to increase the aggregate Commitments and/or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in a minimum amount of $10,000,000 and an integral multiple of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of such Commitment increases and all such Incremental Term Loans does not exceed $500,000,000.  The Company may arrange for any such Commitment increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent and, except in the case of an Incremental Term Loan, the Swingline Lenders and the Issuing Banks, which approvals shall not be unreasonably withheld and (ii) (A) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit F, and (B) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto.  No consent of any Lender (other than the Lenders participating in such Commitment increase or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.21.

(b)Commitment increases, new Commitments and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders and/or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Commitment increase or Incremental Term Loan, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied both before and immediately after giving effect to such Commitment increase or Incremental Term Loan or waived by the Required Lenders, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in pro forma compliance with the Consolidated Net Leverage Ratio covenant set forth in Section 6.05, with Consolidated Total Debt measured as of the date of and immediately after giving effect to any funding in connection with such Commitment increase or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) and Consolidated EBITDA measured for the Reference Period then most recently ended for which the Company has delivered financial statements pursuant to Sections 5.01(a) or (b), and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder immediately after giving effect to such Commitment increase or Incremental Term Loan.

(c)On the effective date of any increase in the aggregate Commitments or any Incremental Term Loan being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, Canadian Prime Rate Loan and RFR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods (or, in the case of an RFR Loan other than on the Interest Payment Date applicable thereto).

(d)The Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans, (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (iii) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (x) the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (y) the Incremental Term Loans may be priced differently than the Revolving Loans.

(e)Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Increasing Lender participating in such Incremental Term Loan, each Augmenting Lender participating in such Incremental Term Loan, if any, and the Administrative Agent.  Each Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21.  Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.22Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of any Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Credit Party agrees to remit such excess to such Borrower.

SECTION 2.23Designated Borrowers.

(a)Effective as of the date hereof, each Subsidiary identified on Schedule 2.23 shall be a Designated Borrower hereunder and may receive Revolving Loans for its account on the terms and conditions set forth in this Agreement.

(b)The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional wholly owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit C (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have (i) received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion, and (ii) received promissory notes signed by such new Borrowers to the extent any Lenders so require.  Furthermore, no Subsidiary of the Company shall become a Designated Borrower if (i) any Lender is not licensed to make Loans to such Subsidiary in the jurisdiction of its organization or (ii) it is otherwise unlawful for such Subsidiary to become a Designated Borrower or for any Lender to make Loans to such Subsidiary as provided herein. No Lender shall be obligated to make Loans to any Applicant Borrower or Designated Borrower if making such Loans by such Lender would (i) be unlawful, or (ii) cause additional costs (including Taxes) to be incurred by such Lender that would not otherwise be reimbursable under Section 2.17 or the other provisions of this Agreement. If the foregoing conditions have been satisfied, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit D (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request may be submitted on behalf of such Designated Borrower until the date that is five (5) Business Days after such effective date.

(c)The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature regardless of which Borrower actually borrows Revolving Loans hereunder or the amount of such Revolving Loans borrowed or the manner in which the Administrative Agent or any Lender accounts for such Revolving Loans on its books and records.  The Obligations of all Foreign Obligors shall be several in nature, and notwithstanding any provision of this Agreement or in any other Loan Document, express or implied, in no event shall any Foreign Obligor be obligated to make any payments in respect of an Obligation of the Company or a Designated Borrower that is a Domestic Subsidiary.  All provisions in this Agreement and each other Loan Document shall be interpreted and applied consistently with this Section 2.23(c), and if and where other provisions of this Agreement or any other Loan Document conflict with the provisions of this Section 2.23(c), the provisions of this Section 2.23(c) shall apply.

(d)Each Subsidiary that is or becomes a Designated Borrower pursuant to this Section 2.23 hereby irrevocably appoints the Company as its agent for all purposes relevant to the Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Lenders to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Loans made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(f)If the selection of a particular Designated Borrower results (or is reasonably anticipated to result) in amounts becoming payable under Section 2.17, the Company may make a written request to the Administrative Agent for an amendment to this Agreement that would create a separate tranche of Lenders to provide credit to such Designated Borrower in a manner that would eliminate or minimize amounts payable under Section 2.17.  The Administrative Agent and the Lenders agree to consider such amendment request in good faith.  The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such amendment, subject to compliance by the Lenders with the applicable provisions of Section 2.17(f).

(g)Illegality. If, in any applicable jurisdiction, the Administrative Agent, any Issuing Bank or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Bank or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Loan, in each of the foregoing cases to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended, and to the extent required by applicable law, cancelled.  Upon receipt of such notice, the Borrowers shall (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 2.24Extension Options.

(a)Extension Requests.  The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) given not less than thirty (30) days and not more than ninety (90) days prior to each of the first and second anniversaries of the Effective Date, request a one-year extension of the Maturity Date then in effect (the Maturity Date then in effect being called the “Existing Termination Date”).  Each Lender shall, by written notice to the Company and the Administrative Agent given not later than the twentieth (20th) day after the Administrative Agent’s receipt of the applicable extension request, advise the Company and the Administrative Agent whether it agrees to such extension (each Lender agreeing to the applicable requested extension being called an “Extending Lender”, and each Lender declining to agree to the applicable requested extension being called a “Non-Extending Lender”).  Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Non-Extending Lender.  If Required Lenders (including, for purposes of this calculation, each Lender that agrees to replace a Non-Extending Lender in accordance with Section 2.24(b)) agree to the applicable extension request, then the Maturity Date shall, as to the Extending Lenders, be extended to the first anniversary of the Existing Termination Date.  The decision of any Lender to agree or withhold agreement to either such extension request shall be at the sole discretion of such Lender.

(b)Commitment Terminations.  The Commitments of the Non-Extending Lenders shall terminate on the Existing Termination Date.  The principal amount of outstanding Loans made by Non-Extending Lenders, together with accrued interest thereon and accrued fees and other amounts payable to or for the accounts of Non-Extending Lenders hereunder, shall be due and payable on the Existing Termination Date.  On the Existing Termination Date the Borrowers shall also make such other prepayments of the Loans and, to the extent no Loans remain outstanding, cash collateralize, in a manner approved in writing by the Administrative Agent and the Issuing Bank, LC Exposure in an aggregate principal amount sufficient to cause the Dollar Amount of the Total Revolving Credit Exposures (calculated, with respect to Revolving Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Revolving Loans and LC Exposure) to be less than or equal to the total Commitments.  The Company shall have the right, pursuant to and in accordance with Section 2.19(b), to replace a Non-Extending Lender with a Lender or other financial institution that will agree to the applicable extension request, and any such replacement Lender shall for all purposes constitute an Extending Lender.

(c)Rights of the Swingline Lenders and Issuing Bank.  The Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this Section 2.24), as such terms are used in reference to any Swingline Lender (or any Swingline Loans made by such Swingline Lender) or the Issuing Bank (or any Letters of Credit issued by the Issuing Bank), may not be extended without the prior written consent of such Swingline Lenders or each Issuing Bank, as the case may be, it being understood and agreed that, if such Swingline Lender or each Issuing Bank, as the case may be, does not consent to the applicable extension, (i) such Swingline Lender or such Issuing Bank, as the case may be, shall continue to have all the rights and obligations of a Swingline Lender or an Issuing Bank, as the case may be, hereunder through the Existing Termination Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to make any Swingline Loans or to issue, amend, extend or renew any Letters of Credit (but shall, in each case, continue to be entitled to the benefits of Sections 2.05, 2.06, 2.15, 2.17 and 10.03, as applicable, as to Swingline Loans or Letters of Credit made or issued prior to such time), (ii) the principal amount of any outstanding Swingline Loans made by such Swingline Lender, together with any accrued interest thereon, shall, to the extent outstanding or accrued but unpaid on the Existing Termination Date, be due and payable on the Existing Termination Date, and (iii) the Borrowers shall cause the LC Exposure to be cash collateralized in a manner approved in writing by the Administrative Agent and the Issuing Bank no later than the date that is five Business Days prior to the Existing Termination Date.

(d)Conditions Precedent to Extensions.  No extension of the Maturity Date pursuant to this Section 2.24 shall become effective unless (i) to the extent requested by the Administrative Agent, the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to effect such extension and (ii) the Administrative Agent shall have received a certificate executed by a Financial Officer of the Company, dated as of the effective date of such extension, stating that (A) as of such date, no Default has occurred and is continuing or would result from such extension of the Maturity Date and (B) the representations and warranties of the Borrowers set forth in the Loan Documents are true in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of such date (except to the extent any such representations or warranties are limited to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date).

ARTICLE III

Representations and Warranties

Except as otherwise provided in Section 3.12, each Borrower represents and warrants to the Lenders that:

SECTION 3.01Organization; Powers.  Each Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is qualified to do business in, and is licensed and in good standing under the laws of, every jurisdiction where such qualification is required; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02Authorization; Enforceability.  The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  Each Loan Document has been duly executed and delivered by each Borrower that is a party thereto and constitutes a legal, valid and binding obligation of each such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03Governmental Approvals; No Conflicts.  The Transactions do not and will not (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, (b) violate any applicable law, rule or regulation of any Governmental Authority or any Organization Document of any Borrower, and (c) conflict with or result in any material breach or contravention of, or the creation of any material Lien under, or require any material payment to be made under (i) any material Contractual Obligation to which any Borrower is a party or affecting any Borrower or the properties of any Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or the properties of any Borrower or any of its Subsidiaries is subject.

SECTION 3.04Financial Condition; No Material Adverse Change.

(a)The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income or operations, shareholders’ equity and cash flows (i) as of and for the fiscal year ended September 30, 2020, reported on by Deloitte and Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2021, certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)Since September 30, 2020, there has been no development, event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05Litigation and Environmental Matters.

(a)There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any Subsidiary or against any of their properties or revenues that (i) except as described in the Company’s 2020 Form 10-K or any subsequent Form 10-Q or Form 8-K filing prior to the Effective Date (the “Disclosed Litigation”), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) purport to affect or pertain to any Loan Document or the Transactions.

(b)The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except for the Disclosed Litigation, violation of such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.06Compliance with Laws and Agreements; No Default.

(a)Each of the Borrowers and Significant Subsidiaries is in compliance with the requirements of all laws, rules and regulations and orders, writs and decrees of any Governmental Authority applicable to it or its properties, except to the extent that (i) failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) such requirement is being contested in good faith by appropriate proceedings diligently conducted.  Each Borrower is in compliance with all material Contractual Obligations to which such Borrower is a party or affecting such Borrower or the properties of such Borrower or any of its Subsidiaries, except to the extent that failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(b)No Default has occurred and is continuing or would result from the consummation of the Transactions.

SECTION 3.07Investment Company Status; Margin Regulations.

(a)Neither the Company, nor any Person Controlling the Company nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(b)No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.08Taxes.  Each of the Borrowers and Significant Subsidiaries has timely filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and have paid or caused to be paid all federal, state and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves.  There is no proposed Tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 3.09ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10Disclosure.  All information heretofore furnished by the Borrowers to the Administrative Agent or any Lender for purposes of or in connection with the Loan Documents or the Transactions is, and all such information hereafter furnished by the Borrowers to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified.  The Borrowers have disclosed to the Lenders in writing any and all facts known to the

Borrowers’ management which could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, to the best knowledge of the Company, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.11Subsidiaries.  Each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business, except in each case referred to in this clause (b) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12Representations as to Foreign Obligors.  Each of the Company and each Foreign Obligor represents and warrants to the Lenders that:

(a)Such Foreign Obligor is subject to civil and commercial laws, rules and regulations with respect to its obligations under the Loan Documents to which it is a party (collectively, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither any Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)The Applicable Foreign Obligor Documents are in proper legal form under the laws, rules and regulations of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the laws, rules and regulations of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)There is no Tax imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 3.13Use of Proceeds.  The proceeds of the Loans will be used only for the purposes specified in Section 5.08.

SECTION 3.14Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  The Company, its Subsidiaries and, to the knowledge of the Borrowers, their respective employees, officers, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects (except to the extent that (i) such noncompliance does not involve any executive officer or similar member of senior management of the Company or such Subsidiary and does not represent a systemic failure of compliance controls, (ii) the Company or such Subsidiary is diligently taking steps to cure such noncompliance and (iii) such noncompliance would not reasonably be expected to materially and adversely affect the Company or such Subsidiary or result in a violation of Anti-Corruption Laws or applicable Sanctions by the Administrative Agent, any Lender or their Affiliates) and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person.  None of (a) the Company, any of its Subsidiaries, any of their respective officers or employees or, to the knowledge of the Borrowers, any of their respective directors, or (b) to the knowledge of the Borrowers, any agent of the Company or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person so as to result in a violation of Anti-Corruption Law or Sanctions.  The Transactions will not violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.15Affected Financial Institutions.  No Borrower is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)The Administrative Agent (or its counsel) shall have received from each party to the Loan Documents either (i) a counterpart of each Loan Document to which such Person is a party, signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of each Loan Document to which such Person is a party) that such Person has signed a counterpart of each such Loan Document.

(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrowers covering such matters relating to the Borrowers, the Loan Documents and the Transactions as the Required Lenders shall reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents and the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable pursuant to this Agreement on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f)(i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information regarding the Borrowers reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent requested in writing of the Company at least ten (10) Business Days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (f) shall be deemed to be satisfied).

(g)The Administrative Agent shall have received evidence satisfactory to it that, substantially simultaneously with the funding of Loans on the Effective Date, the Borrowers shall have repaid the principal of all outstanding loans under the Existing Credit Agreement and paid all accrued interest, fees and other amounts owing thereunder.  The Borrowers hereby acknowledge and agree that the “Commitments” of the “Lenders” under (and as such terms are defined in) the Existing Credit Agreement, shall automatically terminate upon the Effective Date.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Borrowers set forth in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b), 3.05 and 3.09 with respect to any Borrowing or issuance, amendment, renewal or extension of any Letter of Credit after the Effective Date) shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03Initial Credit Event for each Additional Borrower.  The obligation of each Lender to make Loans to any Designated Borrower that becomes a Designated Borrower after the Effective Date is subject to the satisfaction of the following conditions:

(a)The Administrative Agent (or its counsel) shall have received such Designated Borrower’s Designated Borrower Request and Assumption Agreement duly executed by all parties thereto.

(b)The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Designated Borrower, the authorization of the Transactions insofar as they relate to such Designated Borrower and any other legal matters relating to such Designated Borrower, its Designated Borrower Request and Assumption Agreement or such Transactions, including, with respect to any Designated Borrower organized under the laws of any jurisdiction outside of the United States of America, a legal opinion from such Designated Borrower’s counsel in such jurisdiction, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized or otherwise secured on terms and conditions reasonably satisfactory to the Issuing Bank, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company (with respect to the covenants set forth in Sections 5.01 and 5.02) and each Borrower (with respect to all other covenants set forth in this Article V) covenants and agrees with the Lenders that:

SECTION 5.01Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)within seven (7) Business Days following the date such information is filed with the SEC, and in any event not later than ninety-seven (97) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income or operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)within seven (7) Business Days following the date such information is filed with the SEC, and in any event not later than fifty-two (52) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of income or operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Company;

(d)promptly after the same become available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e)promptly, and in any event within seven (7) Business Days after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable foreign jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary;

(f)with respect to each calendar year (commencing with the calendar year ending December 31, 2021), as soon as available and in any event by the date that is 215 days following the end of such calendar year, a Pricing Certificate (as defined in Schedule 1.01) for such calendar year; provided, that, for any calendar year, the Company may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 215-day period following such calendar year shall result in the Sustainability Fee Adjustment (as defined in Schedule 1.01) and the Sustainability Margin Adjustment (as defined in Schedule 1.01) being applied as set forth in Schedule 1.01 in respect of situations where the Pricing Certificate is not so delivered by the end of such period);

(g)promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request and (ii) such other information regarding sustainability matters and practices of the Company or any Subsidiary (including with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Lender may reasonably request for purposes of compliance with any legal or regulatory requirement applicable to it; and

(h)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender required for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to clauses (a), (b) or (d) of this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)the occurrence of any Default;

(b)the occurrence of any ERISA Event (other than an ERISA Event under any of clauses (j), (l) or (m) of the definition thereof that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect);

(c)any material change in accounting policies or financial reporting practices by the Company or any Subsidiary not otherwise reported in the Company’s SEC filings;

(d)any published announcement by Moody’s or S&P of any change or possible change in the rating established or deemed to have been established for the Index Debt; and

(e)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03Existence; Conduct of Business.  It will, and will cause each of its Subsidiaries to, (a) preserve, renew and keep in full force and effect its legal existence, (b) preserve, renew and keep in full force and effect its good standing under the laws of the jurisdiction of its organization except as permitted under Section 6.02, (c) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve and renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, liquidation or dissolution permitted under Section 6.02.

SECTION 5.04Payment of Obligations.  It will, and will cause each of its Subsidiaries to, pay its material obligations and liabilities, including (a) all Tax liabilities, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (ii) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by Section 6.01), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 5.05Maintenance of Properties; Insurance.

(a)It will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in Section 5.05(a) shall prevent the Company or any Subsidiary from discontinuing the operations and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Company or such Subsidiary, desirable in the conduct of its or their business and which do not in the aggregate cause a Material Adverse Effect.  Except as provided above, the Borrowers shall maintain direct ownership of the majority of the tangible and intangible assets employed in connection with the Borrowers’ United States domestic carbon black business.

(b)It will, and will cause each of its Significant Subsidiaries to, maintain, with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

SECTION 5.06Books and Records; Inspection Rights.

(a)It will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities.

(b)It will, and will cause each of its Subsidiaries to, permit any representatives and independent contractors designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and accounts with its directors, officers and independent accountants, all at the expense of the Company and at such reasonable times during normal business hours and not more than once each fiscal year; provided that if an Event of Default has occurred and is continuing, such representatives and independent contractors may do any of the foregoing at the expense of the Company at any time during normal business hours and without prior notice.

SECTION 5.07Compliance with Laws.  It will, and will cause each of its Subsidiaries to, comply with all laws, rules and regulations and orders, injunctions, writs and decrees of any Governmental Authority applicable to it or its property, except where (a) the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) the requirement to do so is being contested in good faith by appropriate proceedings diligently conducted.  The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08Use of Proceeds.  The proceeds of the Loans will be used only for general corporate purposes of the Company and its Subsidiaries in the ordinary course of business, including Permitted Acquisitions, and to refinance indebtedness and any other amounts outstanding under the Existing Credit Agreement on the Effective Date.  No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use the proceeds of any Borrowing or Letter of Credit, and each Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any other manner that would result in the violation of  any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized or otherwise secured on terms and conditions reasonably satisfactory to the Issuing Banks, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01Liens.  It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property, asset or revenue now owned or hereafter acquired by it, except:

(a)Permitted Encumbrances;

(b)Liens on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)any Lien existing on any property or asset of a Person prior to the acquisition thereof by the Company or any Subsidiary or prior to merger or consolidation of such Person into the Company or any Subsidiary, or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that, in each case, (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may;

(d)Liens securing purchase money Indebtedness; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(f)leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary;

(g)Liens created or deemed to exist in connection with a Securitization Transaction (including any related filings of any UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions)) securing Indebtedness in an aggregate amount not to exceed

$200,000,000 during the term of this Agreement, but only to the extent that any such Lien relates to the applicable property actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(h)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(i)Liens on commodities subject to any arrangement permitted under Section 6.03;

(j)Liens securing Indebtedness (for working capital purposes) of any Foreign Subsidiary, but only to the extent that any such Lien relates to the property or assets of such Foreign Subsidiary;

(k)Liens arising pursuant to any Swap Agreement;

(l)any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by any additional assets;

(m)Liens arising in the ordinary course of business that (i) do not secure Indebtedness, (ii) do not secure any single obligation exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of the assets of the Company or any Subsidiary or materially impair the use thereof in the operation of its business;

(n)Liens on cash collateral created hereunder in favor of any Credit Party; and

(o)Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed ten percent (10%) of Consolidated Tangible Net Worth at any time.

SECTION 6.02Fundamental Changes.  It will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Subsidiary (in each case, whether now owned or hereafter acquired), or divide, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)any Subsidiary (i) may merge with the Company, provided that the Company shall be the continuing or surviving Person, (ii) may merge with any Designated Borrower, provided that such Designated Borrower shall be the continuing or surviving Person, or (iii) that is not a Borrower may merge with or into any other Subsidiary that is not a Borrower;

(b)any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Borrower, then the transferee must be a Borrower; and

(c)the Company may sell, transfer, lease or otherwise dispose of its assets, or any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets, so long as the aggregate net book value of all such assets sold, transferred, leased or otherwise disposed of by the Company and its Subsidiaries in all transactions occurring from and after the date of this Agreement shall not exceed an amount equal to twenty-five percent (25%) of Consolidated Total Tangible Assets, measured as the sum of the percentages for each such transaction, in each case based upon the Consolidated Total Tangible Assets as of the end of the most recently completed fiscal year prior to the applicable sale, transfer, lease or other disposition.

SECTION 6.03Investments, Loans, Advances, Guarantees and Acquisitions.  It will not, and will not permit any of its Subsidiaries to, make any Investment where the aggregate consideration for such Investment exceeds $200,000,000, other than Permitted Investments and Permitted Acquisitions.

SECTION 6.04Transactions with Affiliates.  It will not, and will not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) reasonable and customary fees paid to members of the board of directors of the Company and its Subsidiaries, (b) transactions otherwise expressly permitted hereunder between the Company or any Subsidiary and any such Affiliate or (c) on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

SECTION 6.05Financial Covenant.  It will not permit the Consolidated Net Leverage Ratio as of the last day of any Reference Period to be greater than 3.50:1.00; provided, however, that at the election of the Company (prior written notice of which shall be given to the Administrative Agent), following the consummation of any Material Acquisition, the Consolidated Net Leverage Ratio (x) as at the end of the fiscal quarter in which such Material Acquisition occurs and the three fiscal quarters immediately thereafter, shall not be greater than 4.00:1.00 and (y) as at the end of any fiscal quarter thereafter, shall not be greater than 3.50:1.00.

SECTION 6.06Organization Documents.  It will not, and will not permit any of its Subsidiaries to, amend, modify or change its Organization Documents in any manner which could materially adversely affect the rights of the Credit Parties under the Loan Documents.

SECTION 6.07Use of Proceeds.  It will not, and will not permit any of its Subsidiaries to, use any part of the proceeds of any Loan to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the Regulations of the Board (including Regulations T, U and X), including to purchase or carry margin stock (within the meaning of Regulation U) other than stock of the Company or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.08Subsidiary Indebtedness.  It will not permit, at any time, the aggregate Indebtedness of all Subsidiaries (excluding Indebtedness of a Subsidiary owing to a Borrower or to another Subsidiary) to exceed 30% of Total Capitalization.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or otherwise;

(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c)any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;

(d)(i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(a), 5.06(b) or 5.08 or in Article VI, or (ii) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or 5.02 and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of any of the chief executive officer, president or any Financial Officer of the Company becoming aware of such failure or notice thereof by the Administrative Agent;

(e)any Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice from the Administrative Agent;

(f)the Company or any Significant Subsidiary (i) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (ii) shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;

(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Company or any Subsidiary and (i) the same shall remain undischarged for a period of ten (10) consecutive days during which execution shall not be effectively stayed by reason or pending appeal or otherwise, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000 from and after the Effective Date;

(l)a Change in Control shall occur; or

(m)any material provisions of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Borrower or any other Person shall contest in any manner the validity or enforceability of any material provision of any Loan Document; or any Borrower shall deny that it has any or further liability or obligation under any material provisions of any Loan Document, or shall purport to revoke, terminate or rescind any material provision of any Loan Document;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the written request of the Required Lenders, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments (including the Swingline Commitments and the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans  and in providing other facilities set forth herein as may be applicable to such Lender or such Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Sustainability Structuring Agent, any Syndication Agent, any Co-Documentation Agent or any other Lender or other Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Sustainability Structuring Agent, any Syndication Agent, any Co-Documentation Agent or any

other Lender or other Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender and each Issuing Bank also acknowledges and agrees that (a) none of the Administrative Agent, any Arranger or any Co-Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the credit facility evidenced by this Agreement (the “Facility”) meets such Lender’s or such Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the Facility, including the characteristics of the relevant key performance indicators to which the Company will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) such Lender and such Issuing Bank has performed its own independent investigation and analysis of the Facility and whether the Facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

None of any Syndication Agent, any Co-Documentation Agent, any Arranger or any Co-Sustainability Structuring Agent shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

Each party to this Agreement agrees that neither the Administrative Agent nor any Co-Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of any Sustainability Fee Adjustment or any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

ARTICLE IX

Guaranty

In order to induce the Lenders to extend credit to the Designated Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Designated Borrowers.  The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Designated Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of any Credit Party to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of any Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of any Loan Document or any other agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, (e) any amendment or waiver of any of the Obligations, (f) any law or regulation of any jurisdiction or any other event affecting any term of the Obligations, or (g) to the fullest extent permitted by applicable law, any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by any Credit Party to any balance of any deposit account or credit on the books of any Credit Party in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations), in each case, to the fullest extent permitted by applicable law.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Credit Party may have at law or in equity against the Company by virtue hereof, upon the failure of any Designated Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Credit Party, forthwith pay, or cause to be paid, to such Credit Party in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Obligation shall be due in a Foreign Currency and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Credit Party, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in U.S. Dollars (based upon the Dollar Amount of such Obligation on the date of payment) and/or in New York, and shall indemnify the Credit Parties against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Designated Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations.

The parties hereto agree that, notwithstanding anything to the contrary contained herein, none of the Company’s Subsidiaries shall be required to provide any guarantee, pledge, or asset support arrangement that would result in any adverse tax consequences due to the application of Section 956 of the Code.

ARTICLE X

Miscellaneous

SECTION 10.01Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Borrower, to the Company at Cabot Corporation, Two Seaport Lane, Boston, Massachusetts 02210-2019, Attention of Steven J. Delahunt (Telecopy No. (617) 342-6208);
(ii)

if to the Administrative Agent, (A) in the case of Borrowings denominated in U.S. Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, Attention of Joyce King (Telecopy No. (888) 292-9533), (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention of Loan and Agency, Jacob Sheehan (Jacob.T.Sheehan@jpmorgan.com) with a copy to loan_and_agency_london@jpmorgan.com and (C) for all other notices, to JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, Texas 75042, Attention of Peter Predun (email: peter.predun@jpmorgan.com);

(iii)

if to an Issuing Bank, (A) in the case of JPMorgan Chase Bank, N.A., to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, Attention of Debra Williams (Telecopy No. (312) 385-7098), with a copy to Chicago.lc.agency.activity.team@jpmchase.com, and (B) in the case of Citibank, N.A., to its address (or telecopy number) set forth in its Administrative Questionnaire;

(iv)

if to a Swingline Lender, to it at (A) in the case of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, Attention of Joyce King (Telecopy No. (888) 292-9533), and (B) in the case of any other Swingline Lender, its address (or telecopy number) set forth in its Administrative Questionnaire; and

(v)	if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)Posting of Communications.

(i)

Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System chosen by the Administrative Agent to be its electronic transmission system (the “Platform”).

(ii)

Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(iii)

The Platform and the Communications are provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent, any Arranger, any Co-Sustainability Structuring Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the Issuing Bank or any other

Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the internet or the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

(iv)

Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v)

Each of the Lenders, the Issuing Banks and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi)

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.02Waivers; Amendments.

(a)No failure or delay by any Credit Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)Subject to Section 10.02(c), Section 10.02(d) and Section 10.02(e) below and except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment or as provided in Section 2.24 with respect to an extension of the Maturity Date or as provided in Section 2.14(b), Section 2.14(c) and Section 2.14(d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default is not considered an increase in Commitments of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application of default rate interest described in Section 2.13(d) and the last paragraph of Article VII or waive any obligation of any Borrower to pay interest or fees at such default rate, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case excluding, for the avoidance of doubt, mandatory prepayments under Section 2.11(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c) or Section 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Company from its obligations under the Loan Documents without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vii) change any of the provisions of Section 2.23, or (viii) change the definition of “Agreed Currencies” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be.

(c)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 10.04, (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement

Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and participations in LC Disbursements.  Each party hereto agrees that (i) an assignment required pursuant to this clause (d) may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e)If the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. If the Administrative Agent and the Company make or implement any such amendment, modification or supplement to any Loan Document, the Administrative Agent agrees (without limiting or affecting the validity of any such amendment, modification or supplement) to give prompt notice thereof to the Lenders including (if appropriate) a copy of such Loan Document as so amended, modified or supplemented.

SECTION 10.03Expenses; Indemnity; Damage Waiver.

(a)The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Credit Parties, including the reasonable fees, charges and disbursements of one counsel (and one local counsel in each relevant jurisdiction) for the Administrative Agent and one counsel (and one local counsel in each relevant jurisdiction) for all other Credit Parties, in connection with the enforcement or protection of their rights in connection with any Loan Document, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Company shall indemnify each Credit Party, each Arranger, each Co-Sustainability Structuring Agent and each of its respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the breach by such Indemnitee of its funding obligations hereunder, to the extent caused by the inability of such Indemnitee to satisfy such funding obligations because of its status as a Defaulting Lender under clause (d) of the definition thereof, or (z) result from a claim brought by any Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under any Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Banks or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lenders in their capacity as such.

(d)To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (d) shall relieve the Company of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)the Company, provided that, the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Company shall be required for an assignment to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender), an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than a Defaulting Lender);

(C)the Issuing Bank; and

(D)each Swingline Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Loan Documents;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500;

(D)the assignee shall deliver to the Administrative Agent, withholding agent and/or Company, as applicable, any documentation required by Sections 2.17(f) and (g); and

(E)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)

Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), any documentation required by Sections 2.17(f) and (g), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Assignee, in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) and (g) shall be delivered to the Participant) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration, termination, cash collateralization or other securing of the Letters of Credit, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any similar state laws based on the Uniform Electronic Transactions Act; provided that, without limiting the foregoing, (i) the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Administrative Agent, any Arranger, any Co-Sustainability Structuring Agent, any Issuing Bank and any Lender, and any Related Parties of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.07Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Obligations of such Borrower now or hereafter existing held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

(e)Without limiting the foregoing, each Designated Borrower hereby irrevocably designates the Company, at its address set forth in Section 10.01, as the designee, appointee and agent of such Designated Borrower to receive, for and on behalf of such Designated Borrower, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any other Loan Document.

SECTION 10.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12Confidentiality.

(a)Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to any Credit Party on a non-confidential basis from a source other than any Borrower.  For the purposes of this Section, “Information” means all information received from any Borrower relating to such Borrower or its business, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by such Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from such Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.13Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the requirements of the Beneficial Ownership Regulation hereby notifies the Borrowers that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names, addresses and tax identification numbers of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 10.15No Advisory or Fiduciary Responsibility.

(a)Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person.  Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b)Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 10.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;
(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.17Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S.

Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 10.18Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that at least one of the following is and will be true:

(i)

such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that none of the Administrative Agent, or any Arranger, any syndication agent, any co-documentation agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 10.19Erroneous Payments.

(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 10.19 shall be conclusive, absent manifest error.

(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Company and each other Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Borrower, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Borrower for the purpose of making a payment to satisfy any of the Obligations.  Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 10.19 relating to Payments (including the preceding two paragraphs and this paragraph) will not constitute, create or otherwise alter any Obligations on the part of the Borrowers under the Loan Documents or otherwise.

(d)Each party’s obligations under this Section 10.19 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10.20Termination of Commitments under the Existing Credit Agreement.  Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the Existing Credit Agreement to which such signatory is a party will be terminated and cancelled automatically and any and all required notice periods in connection with such termination are hereby waived and of no further force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

CABOT CORPORATION, as the Company and a Borrower

By:	/s/ Sean D. Keohane
Name:	Sean D. Keohane
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/CABOT 2021)]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

CITIBANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Stephanie Epkins
Name:	Stephanie Epkins
Title:	Director

Mizuho Bank, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Executive Director

TORONTO DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Brian MacFarlane
Name:	Brian MacFarlane
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Robert C. Megan
Name:	Robert C. Megan
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/CABOT 2021)]

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kenneth R. Fieler
Name:	Kenneth R. Fieler
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher S. Allen
Name:	Christopher S. Allen
Title:	Senior Vice President

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name:	Raymond Qiao
Title:	Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Terence J. O’Malley
Name:	Terence J. O’Malley
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle Patterson
Name:	Kyle Patterson
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/CABOT 2021)]